Exhibit 99.1

B&G Foods Reports Strong Net Sales and Earnings Growth for Fourth Quarter and Full-Year 2012

Parsippany, N.J., February 14, 2013—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full-year 2012.

Highlights:

•                  Net sales increased 15.8% to $173.7 million for the quarter and 16.5% to $633.8 million for the year

•                  Net income increased 17.9% to $59.3 million for the year

•                  Adjusted net income* increased 25.6% to $66.7 million for the year

•                  Diluted earnings per share increased 15.4% to $1.20 for the year

•                  Adjusted diluted earnings per share* increased 23.9% to $1.35 for the year.

•                  Adjusted EBITDA* increased 20.0% to $44.0 million for the quarter and 28.9% to $169.0 million for the year

•                  The Company expects to deliver 2013 adjusted EBITDA of $178.0 million to $182.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “Our business set company records in net sales, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA for the fourth quarter and for the full year 2012 as we executed very well on the Culver Specialty Brands acquisition.  Pricing gains continued to be strong and offset much of the volume weakness caused by industry trends and the effects of Hurricane Sandy.  The New York Style and Old London acquisition completed in the quarter adds an exciting new element to our portfolio.”

Financial Results for the Fourth Quarter of 2012

Net sales for the fourth quarter of 2012 increased 15.8% to $173.7 million from $150.0 million for the fourth quarter of 2011.  Net sales of the Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $15.7 million and net sales of the New York Style and Old London brands, which B&G Foods acquired at the end of October 2012, contributed $8.4 million to the Company’s overall increase during the fourth quarter.  For B&G Foods’ base business, a sales price increase of $2.8 million offset by a $3.2 million unit volume decrease resulted in a net sales decrease of $0.4 million.

Gross profit for the fourth quarter of 2012 increased 20.7% to $59.5 million from $49.3 million in the fourth quarter of 2011.  Gross profit expressed as a percentage of net sales increased 1.3 percentage points to 34.2% in the fourth quarter of 2012 from 32.9% in the fourth quarter of 2011, attributable to a sales

*      Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition) and pricing gains of $2.8 million, partially offset by commodity and packaging cost increases.  Operating income increased 20.8% to $37.4 million in the fourth quarter of 2012 from $31.0 million in the fourth quarter of 2011.

Net interest expense for the fourth quarter of 2012 and the fourth quarter of 2011 remained consistent at $11.8 million.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $9.6 million, or $0.18 per diluted share, for the fourth quarter of 2012, as compared to reported net income of $12.3 million, or $0.25 per diluted share, for the fourth quarter of 2011.  The Company’s adjusted net income for the fourth quarter of 2012 was $17.0 million, or $0.32 per adjusted diluted share, for the fourth quarter of 2012, as compared to adjusted net income of $14.7 million, or $0.30 per adjusted diluted share, for the fourth quarter of 2011.

Adjusted EBITDA, which for the fourth quarter of 2012 excludes the impact of transaction costs related to the New York Style and Old London acquisition and for the fourth quarter of 2011 excludes the impact of transaction costs related to the Culver Specialty Brands acquisition, increased 20.0% to $44.0 million from $36.7 million.

Financial Results for Full-Year 2012

Net sales for fiscal 2012 increased 16.5% to $633.8 million from $543.9 million for fiscal 2011.  Net sales of the Culver Specialty Brands contributed $81.0 million and net sales of New York Style and Old London contributed $8.4 million to the Company’s overall increase.  Net sales for the base business increased $0.5 million, with a sales price increase of $13.1 million offset by a $12.6 million unit volume decline.

Gross profit for fiscal 2012 increased 25.6% to $223.3 million from $177.8 million in fiscal 2011.  Gross profit expressed as a percentage of net sales increased 2.5 percentage points to 35.2% in fiscal 2012 from 32.7% in fiscal 2011, attributable to a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition) and pricing gains of $13.1 million, partially offset by commodity and packaging cost increases.  Operating income increased 31.3% to $149.0 million in fiscal 2012 from $113.5 million in fiscal 2011.

Net interest expense for fiscal 2012 increased $11.0 million or 30.0% to $47.7 million from $36.7 million in fiscal 2011 attributable to an increase in indebtedness to finance the Culver Specialty Brands acquisition, and an additional $2.8 million of amortization of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. GAAP was $59.3 million, or $1.20 per diluted share, for fiscal 2012, as compared to reported net income of $50.2 million, or $1.04 per diluted share, for fiscal 2011.  The Company’s adjusted net income for fiscal 2012 was $66.7 million, and adjusted diluted earnings per share was $1.35, as compared to adjusted net income of $53.1 million and adjusted diluted earnings per share of $1.09 for fiscal 2011.

Adjusted EBITDA, which for fiscal 2012 excludes the impact of transaction costs related to the New York Style and Old London acquisition and for fiscal 2011 excludes the impact of transaction costs related to the Culver Specialty Brands acquisition, increased 28.9% to $169.0 million from $131.1 million.

Guidance

Adjusted EBITDA for fiscal 2013 is expected to be approximately $178.0 million to $182.0 million.  Capital expenditures for fiscal 2013 are expected to be approximately $13.0 million.  Cash interest expense for fiscal 2013 is expected to be approximately $35.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 14, 2013.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 455-2263 for U.S. callers or (719) 325-2448 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 3747979. The replay will be available from February 14, 2013 through February 28, 2013.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs, which include outside fees and expenses and restructuring and consolidation costs of acquisitions incurred in fiscal 2012 and 2011) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap, gains or losses on extinguishment of debt and acquisition-related transaction costs, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the fiscal 2012 and 2011, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, New York Style, Old London, Ortega, Polaner, Red Devil, Regina, Sa-són,

Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding adjusted EBITDA, capital expenditures and cash interest expense for 2013.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 29, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$19,219	$16,738
Trade accounts receivable, less allowance for doubtful accounts and discounts of $831 and $723 in 2012 and 2011	43,357	39,476
Inventories	89,757	82,666
Prepaid expenses and other current assets	5,326	7,119
Income tax receivable	4,262	2,529
Deferred income taxes	2,175	1,696
Total current assets	164,096	150,224

Property, plant and equipment, net	104,746	61,930
Goodwill	267,940	262,827
Other intangibles, net	637,196	634,522
Other assets	17,990	23,420
Total assets	$1,191,968	$1,132,923

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$25,050	$24,427
Accrued expenses	23,610	26,719
Current portion of long-term debt	40,375	9,750
Dividends payable	15,243	10,971
Total current liabilities	104,278	71,867

Long-term debt	597,314	710,357
Other liabilities	8,038	9,409
Deferred income taxes	121,163	105,743
Total liabilities	830,793	897,376
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 52,560,765 and 47,700,132 issued and outstanding as of December 29, 2012 and December 31, 2011, respectively	526	477
Additional paid-in capital	226,900	159,916
Accumulated other comprehensive loss	(11,095)	(10,430)
Retained earnings	144,844	85,584
Total stockholders’ equity	361,175	235,547
Total liabilities and stockholders’ equity	$1,191,968	$1,132,923

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net sales	$173,706	$149,998	$633,812	$543,866
Cost of goods sold	114,223	100,708	410,469	366,090
Gross profit	59,483	49,290	223,343	177,776

Operating expenses:
Selling, general and administrative expenses	20,006	16,549	66,212	57,618
Amortization expense	2,059	1,766	8,126	6,679
Operating income	37,418	30,975	149,005	113,479

Other expenses:
Interest expense, net	11,815	11,821	47,660	36,675
Loss on extinguishment of debt	10,431	—	10,431	—
Income before income tax expense	15,172	19,154	90,914	76,804
Income tax expense	5,613	6,899	31,654	26,561
Net income	$9,559	$12,255	59,260	50,243

Weighted average shares outstanding:
Basic	52,154	47,712	49,239	47,856
Diluted	52,602	48,665	49,557	48,541

Earnings per share:
Basic	$0.18	$0.26	$1.20	$1.05
Diluted	$0.18	$0.25	$1.20	$1.04

Cash dividends declared per share	$0.29	$0.23	$1.10	$0.86

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

Net income	$9,559	$12,255	$59,260	$50,243
Income tax expense	5,613	6,899	31,654	26,561
Interest expense, net(1)	11,815	11,821	47,660	36,675
Depreciation and amortization	5,410	4,265	18,853	16,229
Loss on extinguishment of debt(2)	10,431	—	10,431	—
EBITDA(3)	42,828	35,240	167,858	129,708
Acquisition-related transaction costs	1,159	1,418	1,159	1,418
Adjusted EBITDA(3)	43,987	36,658	169,017	131,126
Income tax expense	(5,613)	(6,899)	(31,654)	(26,561)
Interest expense, net(1)	(11,815)	(11,821)	(47,660)	(36,675)
Acquisition-related transaction costs	(1,159)	(1,418)	(1,159)	(1,418)
Deferred income taxes	4,328	882	15,295	13,529
Amortization of deferred financing costs and bond discount	1,257	751	5,028	2,251
Realized gain on interest rate swap(1)	—	—	—	(612)
Reclassification to net interest expense for interest rate swap(1)	—	2,399	—	3,669
Share-based compensation expense	877	1,401	3,777	4,098
Excess tax benefits from share-based compensation	—	70	(8,031)	(1,047)
Changes in assets and liabilities, net of effects of business combinations	15,170	10,717	(4,085)	(16,327)
Net cash provided by operating activities	$47,032	$32,740	$100,528	$72,033

(1)                 Net interest expense for the fourth quarter of 2011 includes a charge of $0.3 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings. Net interest expense for fiscal 2011 includes a benefit of $0.6 million related to the realized gain on the interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings.

(2)                 Loss on extinguishment of debt for the fourth quarter and full-year fiscal 2012 includes costs relating to our partial redemption of $101.5 million aggregate principal amount of our 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million.  Loss on extinguishment during fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.  During fiscal 2011 B&G Foods did not have any loss on extinguishment of debt.

(3)                 EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  We define adjusted EBITDA as EBITDA adjusted for acquisition-related transaction costs, which include outside fees and expenses and restructuring and consolidation costs of acquisitions incurred in fiscal 2012 and 2011.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transaction costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Reported net income	$9,559	$12,255	$59,260	$50,243
Loss on extinguishment of debt, net of tax(1)	6,707	—	6,707	—
Acquisition-related transaction costs, net of tax	745	906	745	906
Non-cash adjustments on interest rate swap, net of tax(2)	—	1,533	—	1,953
Adjusted net income	$17,011	$14,694	$66,712	$53,102
Adjusted diluted earnings per share	$0.32	$0.30	$1.35	$1.09

(1)         Loss on extinguishment of debt for the fourth quarter and full-year fiscal 2012 includes costs relating to our partial redemption of $101.5 million aggregate principal amount of our 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million.  Loss on extinguishment during fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million.  During fiscal 2011 B&G Foods did not have any loss on extinguishment of debt.

(2)         Net interest expense for the fourth quarter of fiscal 2011 includes a charge of $0.3 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings. Net interest expense for fiscal 2011 includes a benefit of $0.6 million related to the realized gain on the interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss related to the swap due to our prepayment and termination of $130.0 million of term loan borrowings.